UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ACTIVIDENTITY CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

ActivIdentity Corporation (the “Company”) is hereby supplementing its Proxy Statement, dated February 22, 2010, with respect to its Annual Meeting of Stockholders scheduled to occur on March 24, 2010.

The Company has reviewed a report from an independent proxy advisory group (the “Advisory Group”), which notes the service of Steven Humphreys on the Company’s Audit Committee and the Company’s Nominating and Corporate Governance Committee.  The Advisory Group prefers that all members of key committees of the Company’s Board of Directors, including the Audit Committee and the Nominating and Corporate Governance Committee, include only “independent outsiders” rather than “affiliated outsiders”.  The Advisory Group classifies Mr. Humphreys as an “affiliated outsider” because he is a former Chief Executive Officer of the Company, notwithstanding that such employment ceased in 2003.  Accordingly, effective as of March 19, 2010, Mr. Humphreys has resigned as a member of the Audit Committee and the Nominating and Corporate Governance Committee.

In response to comments by the Advisory Group, the Company has also agreed that at future meetings of its Nominating and Corporate Governance Committee, the committee will consider whether incumbent directors and nominees have adequate time to devote to their roles as directors of the Company in the event that such incumbent directors or nominees serve as chief executive officers of other publicly traded companies and serve on additional publicly traded companies boards of directors.